Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Air Industries Group (the “Company”) on Form S-3 of our report dated March 25, 2014 on our audits of the consolidated financial statements of the Company and the Company’s former parent and predecessor by merger, Air Industries Group, Inc. and Subsidiaries (the “Predecessor”) as of and for the years ended December 31, 2013 and 2012, which report was included in the Annual Report on Form 10-K of the Predecessor filed March 25, 2014. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Certified Public Accountants
Saddle Brook, New Jersey
August 26, 2014